Exhibit 10.60
GUARANTEE AGREEMENT
     GUARANTEE AGREEMENT, dated as of November 28, 2008 (this “Agreement”), between The Goldman Sachs Group, Inc., a Delaware corporation (the “Parent”), and Goldman Sachs Bank USA, a bank chartered under the Laws of the State of New York (together with its predecessors, the “Bank”).
RECITALS:
     WHEREAS, in connection with the Parent becoming a bank holding company under the U.S. Bank Holding Company Act of 1956, as amended, on September 21, 2008, Goldman Sachs Capital Markets, L.P., a limited partnership organized under the Laws of the State of New York, was merged with and into The Goldman Sachs Trust Company, a limited-purpose trust chartered under the Laws of the State of New York (“GS Trust”), then Goldman Sachs Capital Markets L.L.C., a Delaware limited liability company, was merged with and into GS Trust, and then Goldman Sachs Bank USA, an industrial bank chartered under the Laws of the State of Utah, was merged with and into GS Trust, in each case with GS Trust as the surviving entity (collectively, the “Merger”);
     WHEREAS, upon consummation of the Merger, GS Trust changed its name to Goldman Sachs Bank USA and received approval to become a member bank of the Federal Reserve System (the “Federal Reserve System”) and to expand its banking powers;
     WHEREAS, the Bank is a wholly owned subsidiary of the Parent;
     WHEREAS, in connection with the restructuring described above, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) has provided guidance to the Bank via teleconference and in a written summary, issued October 10, 2008, that sets forth the principal terms of the exemption that it has granted to the Bank from the provisions of Section 23A of the Federal Reserve Act, as amended (the “Section 23A Exemption”), to permit the Parent or another Affiliate to transfer certain assets to the Bank without complying with the provisions of Regulation W that would otherwise apply to such transfers (such assets, as further defined below, the “Transferred Assets”), and has indicated that it will provide to the Bank a formal written statement of all the terms of the Section 23A Exemption in due course;
     WHEREAS, as a further condition to granting the Section 23A Exemption, the Federal Reserve Board has imposed the requirement that the Parent provide certain guarantees in respect of the Transferred Assets, and the Parent has agreed to provide such guarantees (collectively, the “Guarantee”);
     WHEREAS, this Agreement is intended to satisfy that condition; and
     WHEREAS, upon receipt by the Bank of the final written statement of the terms of the Section 23A Exemption, the parties hereto intend to amend this Agreement and the Collateral Agreement (as defined below), as necessary, to reflect the terms of such Section 23A Exemption;
     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
     1. Definitions; Interpretation.
     (a) The following terms have the following meanings:
     “Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitral body.
     “Affiliate” means any “affiliate” of the Bank, as defined in Regulation W.
     “Agreement” has the meaning given to that term in the Preamble.

     “Bank” has the meaning given to that term in the Preamble.
     “Bank Subsidiary” means any Subsidiary of the Bank.
     “Business Day” means any day that (x) is not a Saturday, a Sunday or other day on which commercial banks in The City of New York, State of New York, are required or authorized by Law to be closed and (y) is a day on which the New York Stock Exchange, Inc. is open for trading during its regular trading session (notwithstanding its closing prior to its scheduled closing time).
     “Collateral Agreement” means the Collateral Agreement, dated as of November 28, 2008, between the Bank and the Parent and certain of its Subsidiaries from time to time.
     “Credit-Related Losses” means any losses (any such loss to be calculated as the difference, if negative, between the Original Transfer Value of such Transferred Asset and its sale price) incurred upon the sale of any Transferred Assets by the Bank or any Bank Subsidiary to any party other than the Bank or any other Bank Subsidiary, except to the extent that the Bank determines, by reference to credit spreads applicable to the relevant obligor and using the valuation methods used in the Bank’s market and risk management activities, that such losses do not arise from any deterioration in the creditworthiness of any obligor in respect of such Transferred Asset.
     “Derivatives” means any swaps, options, futures, forwards, and other assets arising from similar transactions.
     “Federal Reserve Board” has the meaning given to that term in the Recitals.
     “Federal Reserve System” has the meaning given to that term in the Recitals.
     “Governmental Authority” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.
     “GS Trust” has the meaning given to that term in the Recitals.
     “Guarantee” has the meaning given to that term in the Recitals.
     “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, standard or agency requirement, of any Governmental Authority.
     “Low-Quality Asset” has the meaning specified in Regulation W.
     “Merger” has the meaning given to that term in the Recitals.
     “Mortgage Servicing Rights” means the right to service a mortgage and collect a fee.
     “Non-Bank Subsidiary” means any Subsidiary of the Parent other than the Bank or any Bank Subsidiary.
     "Non-Performing Asset" means any Transferred Asset that the Bank has identified as non-performing on the basis that, under the relevant documentation relating to such Transferred Asset, a Default or Event of Default (each defined in such documentation) or any similar event, however described, has occurred.
     “Original Transfer Value” means, with respect to any Transferred Asset, (x) if that Transferred Asset was purchased by the Bank or any Bank Subsidiary from the Parent or any Non-Bank Subsidiary, the purchase price paid by the Bank or such Bank Subsidiary for such Transferred Asset, and (y) if that Transferred Asset was contributed to the Bank or any Bank

Subsidiary by the Parent or any Non-Bank Subsidiary, either directly or by contributing the equity of or other interests in any Person that owns such Transferred Asset to the Bank or any Bank Subsidiary, the fair value of the Transferred Asset as of the date initially recognized by the Bank.
     “Parent” has the meaning given to that term in the Preamble.
     “Person” means a natural person, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or Governmental Authority.
     “Regulation W” means the Federal Reserve regulation pursuant to Section 23A codified at 12 C.F.R. Part 223.
     “Section 23A Exemption” has the meaning given to that term in the Recitals.
     “Servicing Advances” means a payment of funds by the Bank, as servicer of a mortgage pursuant to any Transferred Mortgage Servicing Rights, for the purpose of preserving collateral or enforcing rights.
     “Subsidiary” has the meaning given to that term in Regulation W.
     “Termination Date” means, with respect to any Transferred Asset, the earlier of (x) the date on which all amounts due under or in respect of such Transferred Asset have been paid in full, and (y) the date on which such Transferred Asset is sold by the Bank or any Bank Subsidiary to any Person other than the Bank or any other Bank Subsidiary; provided, however, that the Termination Date with respect to any Transferred Derivative shall be the fifth anniversary of the date on which such Transferred Derivative was transferred by the Parent or any Non-Bank Subsidiary to the Bank or any Bank Subsidiary.
     “Transferred Assets” has the meaning given to that term in the Recitals; provided, however, that for the avoidance of doubt, “Transferred Assets” shall not include any loans that are held by any Bank Subsidiary in which a participation has been granted pursuant to the Master Participation Agreement entered into by certain Bank Subsidiaries and certain Non-Bank Subsidiaries in connection with the Mergers.
     “Transferred Derivatives” means any Transferred Assets that are Derivatives.
     “Transferred Mortgage Servicing Rights” means any Transferred Assets that are Mortgage Servicing Rights.
          In interpreting this Agreement:
     (i) words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender as the context requires;
     (ii) references to Articles, Sections, paragraphs, Exhibits, Annexes and Schedules are references to the Articles, Sections and paragraphs of, and Exhibits, Annexes and Schedules to, this Agreement unless otherwise specified;
     (iii) references to “$” shall mean U.S. dollars;
     (iv) the words “includes” and “including” and words of similar import shall be deemed to be followed by the words “without limitation” unless otherwise specified;
     (v) the word “or” shall not be exclusive;
     (vi) the words “herein”, “hereof” and “hereunder”, and similar terms, are to be deemed to refer to this Agreement as a whole and not to any specific section;

     (vii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
     (viii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted;
     (ix) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; and
     (x) references to any statute, listing rule, rule, standard, regulation or other law (a) include a reference to the corresponding rules and regulations and (b) include a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and
     (xi) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section.
     2. Parent Guarantee.
     The Guarantee shall consist of the following commitments of the Parent:
     (a) Repurchase of Low-Quality Assets.
     (i) The Parent hereby irrevocably and unconditionally agrees to purchase or cause a Non-Bank Subsidiary to purchase from the Bank or any Bank Subsidiary (A) any Transferred Asset, other than any Transferred Derivative or Transferred Mortgage Servicing Right, that becomes a Low-Quality Asset at any time subsequent to the transfer of such Transferred Asset to the Bank or any Bank Subsidiary and prior to the Termination Date with respect to such Transferred Asset, and (B) any Transferred Asset that the Federal Reserve Bank of New York or the Federal Reserve Board may require the Parent to purchase in the discretion of the staff of either the Federal Reserve Bank of New York or the Federal Reserve Board;
     (ii) The purchase price payable by the Parent or Non-Bank Subsidiary for any Transferred Asset pursuant to this Section 2(a) shall be the Original Transfer Value of the Transferred Asset.
     (iii) Any purchases required to be made pursuant to this Section 2(a) shall occur not later than fifteen (15) days following the end of the calendar quarter in which the Transferred Asset became a Low-Quality Asset; provided that, to the extent the Transferred Asset is a Non-Performing Asset, any such repurchase shall occur not later than fifteen (15) days following its identification as such by the Bank.
     (b) Reimbursement.
     (i) Credit-Related Losses.
     (A) The Parent hereby irrevocably and unconditionally agrees to reimburse the Bank or any Bank Subsidiary for any Credit-Related Losses incurred by the Bank or such Bank Subsidiary upon the sale of any Transferred Asset other than a Transferred Derivative or a Transferred Mortgage Servicing Right to any Person other than the Bank or any other Bank Subsidiary.
     (B) The Parent shall pay all such reimbursements that it is required to pay to the Bank pursuant to this Section 2(b)(i) no later than fifteen (15) days following the end of the calendar quarter in which the sale was made; provided that, to the extent the Transferred Asset is a Non-Performing Asset, any such reimbursement shall occur not later than fifteen (15) days following its identification as such by the Bank.

     (ii) Derivatives.
     (A) The Parent hereby irrevocably and unconditionally agrees that, if the Bank or any Bank Subsidiary downgrades the counterparty to any Transferred Derivative to a seven or below in the Bank’s internal credit rating system in any calendar quarter during the five years immediately following the transfer of the Transferred Derivative from the Parent or any Non-Bank Subsidiary to the Bank or any Bank Subsidiary, the Parent will pay to the Bank or such Bank Subsidiary an amount equal to any change in the credit valuation adjustment (minus the value of any hedge or offsets held by the Bank or such Bank Subsidiary) relating to such Transferred Derivative from the time of such transfer to the time of the downgrade.
     (B) The Parent hereby further irrevocably and unconditionally agrees that, if the counterparty to any Transferred Derivative defaults at any time during the five years following the transfer of the Transferred Asset from Parent or any Non-Bank Subsidiary to the Bank or any Bank Subsidiary, the Parent will pay the Bank or such Bank Subsidiary an amount equal to the then-replacement cost of all of the Bank’s or such Bank Subsidiary’s Transferred Derivative transactions with such counterparty, net of proceeds from any liquidation of collateral applied by the Bank or such Bank Subsidiary to the obligations of such counterparty under any such Transferred Derivatives and any amounts recovered from the defaulting counterparty.
     (C) In calculating the Parent’s payment obligations upon a counterparty default, as set forth in Section 2(b)(ii)(B), the Parent may reduce such obligations:
(I)	by the amount of any previous payment made by the Parent to the Bank or any Bank Subsidiary as a result of an internal rating downgrade of the applicable counterparty pursuant to Section 2(b)(ii)(A);

(II)	to the extent that the Bank or any Bank Subsidiary has received payment under any hedge or other credit loss protection arrangement put in place with respect to such Transferred Derivative (i) prior to the time at which such Transferred Derivative was transferred to the Bank or any Bank Subsidiary or (ii) after the time at which such Transferred Derivative was transferred to the Bank or any Bank Subsidiary, if the cost of such hedge or other credit loss protection arrangement was paid by the Parent or any Non-Bank Subsidiary.
In addition, to the extent that, after the time at which the Parent has made such a payment to the Bank, the Bank receives payment under a hedge or other credit loss protection arrangement meeting the criteria set forth in (i) or (ii) of the foregoing clause (II) or otherwise receives payment from the defaulting counterparty, the Bank or the relevant Bank Subsidiary shall reimburse the Parent for any such payment so received by it.
     (D) The Parent shall pay all such reimbursements that it is required to pay to the Bank or any Bank Subsidiary pursuant to Section 2(b)(ii) no later than fifteen (15) days following the end of the calendar quarter in which the derivatives counterparty is downgraded by the Bank or such Bank Subsidiary or defaults, as applicable; provided, however, that (A) to the extent the Transferred Asset is a Non-Performing Asset, any such payment shall occur not later than fifteen (15) days following its identification as such, and (B) with respect to any payment required pursuant to Section 2(b)(ii)(B), such payment shall be made promptly following the later of the date of such default and the date on which any collateral relating to such counterparty has been liquidated and the proceeds, if any, of such liquidation have been received by the Bank but in no event later than 180 days following the date of such default.
     (E) As an alternative to the Parent making any payment that would otherwise be required pursuant to this Section 2(b)(ii), the Parent may, at its option, (I) repurchase by way of assignment, novation, participation or total return swap the Transferred Derivative in respect of which the Parent would be required to make such payment for an amount equal to the Original Transfer Value of such Transferred Derivative or (II) to the extent permitted under the Federal Reserve Board’s final written statement of the terms of the Section 23A Exemption, post collateral of the type set forth in Section 223.42(c)(1) of Regulation W with respect to any Transferred Derivative in an amount equal to the then-current replacement cost of all the Bank’s derivative transactions with the relevant counterparty minus the value of any collateral held and/or the mark-to-market value notional amount of any credit loss protection owned by the Bank, which collateral would be returned to the Parent upon the expiration of the Transferred Derivative.
     (iii) Mortgage Servicing Rights.
     (A) The Parent hereby irrevocably and unconditionally agrees to reimburse the Bank or any Bank Subsidiary an amount equal to any impairment recognized or direct write-downs related to any Transferred Mortgage Servicing Rights or related Servicing Advances.
     (B) The Parent shall pay all such reimbursements that it is required to pay to the Bank pursuant to this Section 2(b)(iii) no later than thirty (30) days following the end of the calendar quarter in which the impairment was recognized or the write-down taken.
     (C) The Bank will hold an amount of risk-based capital equal to the impairment recognized or direct write-down taken on any Transferred Mortgage Servicing Rights or related Servicing Advances so long as the Bank retains ownership or control of such Transferred Mortgage Servicing Rights or Servicing Advances, in lieu of the risk-based capital that would otherwise apply to a similar asset that is not a Transferred Mortgage Servicing Right or related Servicing Advance.
     (D) As an alternative to the Parent making any payment that would otherwise be required pursuant to this Section 2(b)(iii) and the maintenance of capital by the Bank in accordance with Section 2(b)(iii)(C), the Parent may, at its option, purchase the applicable Transferred Mortgage Servicing Rights and Servicing Advances at an amount equal to the Original Transfer Value of such Transferred Mortgage Servicing Rights or Servicing Advances, as applicable.
     (E) In calculating the Parent’s payment obligations pursuant to this Section 2(b)(iii), the Parent may reduce such obligations to the extent that the Bank or any Bank Subsidiary has received payment under any hedge or other credit loss protection arrangement put in place with respect to such Transferred Mortgage Servicing Rights or Servicing Advances, as applicable, (i) prior to the time at which such Transferred Mortgage Servicing Rights or Servicing Advances, as applicable, was transferred to the Bank or any Bank Subsidiary or (ii) after the time at which such Transferred Mortgage Servicing Rights or Servicing Advances, as applicable, was transferred to the Bank or any Bank Subsidiary, if the cost of such hedge or other credit loss protection arrangement was paid by the Parent or any Affiliate of the Parent other than the Bank or any Bank Subsidiary.
     3. Collateral.
     The Parent shall secure its obligations pursuant to this Agreement as set forth in the Collateral Agreement.

     4. Termination.
     This Agreement shall terminate on the Business Day after the Termination Date of the last Transferred Asset held by the Bank or any Bank Subsidiary.
     5. Notices.
     Unless otherwise provided herein, all notices and other communications provided to either party under this Agreement shall be in writing and addressed to such party at its address as set forth below. Unless otherwise provided herein, any notice, if mailed and properly addressed with postage prepaid, shall be deemed given three (3) Business Days after being sent; if hand delivered, shall be deemed given on the date of such delivery; and if delivered by overnight courier, shall be deemed given on the date of such delivery.
If to the Parent:
The Goldman Sachs Group, Inc.
1 New York Plaza
New York, NY 10004
Telephone: (212) 902-1000
Attention: Treasury
If to the Bank:
Goldman Sachs Bank USA
85 Broad Street
New York, New York 10004
Telephone: (212) 902-1000
Attention: General Counsel
     6. Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     7. Entire Agreement.
     This Agreement, together with the Collateral Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral.
     8. Assignment.
     This Agreement may not be assigned, in whole or in part, by either party, by operation of Law or otherwise, without the express written agreement of the other party hereto. Any attempted assignment in violation of this Section 8 shall be void, except that each party shall have the right to assign all of its rights and obligations to any entity that succeeds, directly or indirectly, to substantially all of such party’s assets by merger or otherwise. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

     9. Amendment or Modification.
     This Agreement may be amended or modified only by an agreement in writing executed by both of the parties hereto; provided that the parties hereto agree that, upon receipt by the Bank of the final written statement of the terms of the Section 23A Exemption, they shall amend this Agreement as necessary to reflect the terms and conditions contained in such statement.
     10. No Third-Party Beneficiaries.
     This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     11. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
     (a) This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.
     (b) Each of the Parent and the Bank irrevocably and unconditionally:
     (i) submits for itself and its property in any Action arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated by this Agreement, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court;
     (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to assert, plead or claim the same;
     (iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 5; and
     (iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     12. Counterparts.
     This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in Portable Document File (PDF) format shall be as effective as delivery of a manually executed counterpart of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Guarantee Agreement as of the date set forth below.
Date: November 28, 2008

PARENT: THE GOLDMAN SACHS GROUP, INC.
By:	/s/ Elizabeth E. Beshel
Name:	Elizabeth E. Beshel
Title:	Treasurer

THE BANK: GOLDMAN SACHS BANK USA
By:	/s/ Peter O’Hagan
Name:	Peter O’Hagan
Title:	Chief Executive Officer